                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    Computation of Earnings Per Common Share

                    (in thousands, except per share amounts)

                                                                  Quarters Ended         Six Months Ended
                                                                      June 30                 June 30

      EARNINGS                                                    1994        1993        1994        1993
      --------                                                 -------     -------     -------     -------

1.    Net income                                             $  94,500   $  71,387   $ 190,640   $ 155,062

2.    Less: Preferred dividends                                  9,357       7,979      18,674      15,918
                                                               -------     -------     -------     -------

3.    Net income applicable to primary
      earnings per common share                                 85,143      63,408     171,966     139,144

4.    Add: Interest expense on convertible
      debentures, net of tax                                     1,073       1,087       2,134       2,167
                                                               -------     -------     -------     -------

5.    Net income applicable to fully diluted
      earnings per common share                              $  86,216   $  64,495   $ 174,100   $ 141,311
                                                               =======     =======     =======     =======

      SHARES
      ------

6.    Weighted average number of common shares outstanding     106,619     105,285     106,410     105,124

7.    Incremental shares from assumed exercise
       of dilutive stock options as of the beginning
       of the period using the treasury stock method               637         757         615         791

8.    Incremental shares from assumed conversion
       of debentures at date of issuance                         4,030       4,035       4,030       4,038
                                                               -------     -------     -------     -------

9.    Adjusted number of common shares                         111,286     110,077     111,055     109,953
                                                               =======     =======     =======     =======

      PER SHARE CALCULATION
      ---------------------

10.   Primary net income per common share                    $     .80   $     .60   $    1.62   $    1.32
      (Item 3 / Item 6); see note below

11.   Fully diluted net income per common share              $     .77   $     .59   $    1.56   $    1.29
      (Item 5 / Item 9); see note below

Note - Income per common share before extraordinary items and cumulative effect of accounting changes, net, on both a primary and fully diluted basis for the six months ended June 30, 1994 and June 30, 1993 are computed by adding to the numerator $6,535 and subtracting from the numerator $24,203, respectively.